Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2016 FIRST QUARTER

•	Net Earnings per Diluted Share of $.80
•	Net Sales of $2.7 Billion, Flat to Prior Year Quarter
•	Comparable Sales Decrease of Approximately 0.5%
•	Board of Directors Declares Quarterly Dividend
•	Fiscal 2016 Net Earnings per Diluted Share Expected to be Within Range Previously Described

UNION, New Jersey, June 22, 2016 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the first quarter of fiscal 2016 ended May 28, 2016.

First Quarter Results

For the first quarter of fiscal 2016, the Company reported net earnings of $.80 per diluted share ($122.6 million) compared with $.93 per diluted share ($158.5 million) for the first quarter of fiscal 2015. Net sales for the first quarters of fiscal 2016 and 2015 were approximately $2.738 billion. Comparable sales in the first quarter of fiscal 2016 decreased by approximately 0.5%, compared with an increase of approximately 2.2% in the prior year period. Comparable sales from customer-facing digital channels grew in excess of 20% while comparable sales from stores declined in the low single-digit percentage range during the first quarter of fiscal 2016.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.125 per share, to be paid on October 18, 2016 to shareholders of record as of September 16, 2016.

During the first quarter of fiscal 2016, the Company repurchased approximately $178 million of its common stock, representing approximately 3.8 million shares, under its existing $2.5 billion share repurchase program. As of May 28, 2016, the program had a remaining balance of approximately $2.1 billion, and is expected to be completed in the latter half of fiscal 2019 or in fiscal 2020.

Fiscal 2016 Outlook

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm (ET). During this call, the Company plans to review its financial planning assumptions for fiscal 2016.

Based on these planning assumptions, which reflect actual first quarter results, current business trends and include the slight dilution anticipated from the purchase during the Company’s second quarter of One Kings Lane, Inc., Bed Bath & Beyond expects its fiscal 2016 net earnings per diluted share to be comfortably within the $4.50 to just over $5.00 range that it has earned over the past several years, during a heavy investment phase. This is the range of net earnings per diluted share that the Company previously described in its April 6, 2016, fiscal fourth quarter earnings press release.

The Company’s fiscal 2016 first quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 847-585-4405, using conference ID number 42747608. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 42747608. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online, with a mobile device or through a contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers, and One Kings Lane, an authority in home décor and design offering a unique collection of select home goods, designer and vintage items. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, harmondiscount.com, ofakind.com, onekingslane.com, harborlinen.com and t-ygroup.com. As of May 28, 2016, the Company had a total of 1,533 stores, including 1,021 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 277 stores under the names of World Market, Cost Plus World Market or Cost Plus, 105 buybuy BABY stores, 79 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 51 stores under the names Harmon or Harmon Face Values. During the fiscal first quarter, the Company opened one Bed Bath & Beyond store, one andThat! store, one Cost Plus World Market store and one Harmon store, and closed one Harmon store. In addition, the Company is a partner in a joint venture which operates seven stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth	(908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended

	May 28,	May 30,
	2016	2015

Net sales	$2,738,084	$2,738,495

Cost of sales	1,714,492	1,694,362

Gross profit	1,023,592	1,044,133

Selling, general and administrative expenses	810,566	770,864

Operating profit	213,026	273,269

Interest expense, net	16,315	19,901

Earnings before provision for income taxes	196,711	253,368

Provision for income taxes	74,092	94,917

Net earnings	$122,619	$158,451

Net earnings per share - Basic	$0.81	$0.94
Net earnings per share - Diluted	$0.80	$0.93

Weighted average shares outstanding - Basic	152,157	168,772
Weighted average shares outstanding - Diluted	153,752	171,133

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 28,	May 30,
	2016	2015

Assets

Current assets:
Cash and cash equivalents	$544,269	$615,230
Short term investment securities	22,495	76,872
Merchandise inventories	2,923,043	2,844,361
Other current assets	408,224	394,238

Total current assets	3,898,031	3,930,701

Long term investment securities	78,349	100,463
Property and equipment, net	1,723,429	1,657,119
Goodwill	487,169	486,279
Other assets	391,999	415,303

	$6,578,977	$6,589,865

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,145,055	$1,133,673
Accrued expenses and other current liabilities	471,728	431,216
Merchandise credit and gift card liabilities	306,431	317,899
Current income taxes payable	53,933	90,365

Total current liabilities	1,977,147	1,973,153

Deferred rent and other liabilities	505,512	491,095
Income taxes payable	75,977	82,633
Long term debt	1,491,254	1,490,788

Total liabilities	4,049,890	4,037,669

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 339,150 and 337,389 shares, respectively;
outstanding 154,462 and 169,596 shares, respectively	3,392	3,374
Additional paid-in capital	1,921,970	1,831,657
Retained earnings	10,498,036	9,711,827
Treasury stock, at cost; 184,688 and 167,793 shares, respectively	(9,846,641)	(8,953,281)
Accumulated other comprehensive loss	(47,670)	(41,381)

Total shareholders' equity	2,529,087	2,552,196

	$6,578,977	$6,589,865

Certain reclassifications have been made to the Fiscal Year 2015 balance sheet to conform to the
Fiscal Year 2016 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended

	May 28,	May 30,
	2016	2015

Cash Flows from Operating Activities:

Net earnings	$122,619	$158,451
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	70,445	62,617
Stock-based compensation	20,748	17,740
Excess tax benefit from stock-based compensation	(1,325)	(9,335)
Deferred income taxes	4,153	(4,234)
Other	(479)	(403)
Increase in assets:
Merchandise inventories	(71,933)	(112,188)
Trading investment securities	(7,515)	(3,363)
Other current assets	(32,502)	(26,846)
Other assets	(11,946)	(6,909)
Increase (decrease) in liabilities:
Accounts payable	66,260	7,307
Accrued expenses and other current liabilities	42,631	27,779
Merchandise credit and gift card liabilities	8,319	11,718
Income taxes payable	(4,932)	25,591
Deferred rent and other liabilities	3,300	(1,017)

Net cash provided by operating activities	207,843	146,908

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	-	(16,873)
Redemption of held-to-maturity investment securities	63,742	50,000
Capital expenditures	(89,455)	(72,364)

Net cash used in investing activities	(25,713)	(39,237)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	19,246	7,536
Excess tax benefit from stock-based compensation	1,325	9,335
Repurchase of common stock, including fees	(178,124)	(385,349)

Net cash used in financing activities	(157,553)	(368,478)

Effect of exchange rate changes on cash and cash equivalents	4,119	463

Net increase (decrease) in cash and cash equivalents	28,696	(260,344)

Cash and cash equivalents:
Beginning of period	515,573	875,574
End of period	$544,269	$615,230

Certain reclassifications have been made to the Fiscal Year 2015 Statement of Cash Flows to conform to the
Fiscal Year 2016 cash flow presentation.